Exhibit 99.1

MKS Instruments Announces Mr. James A. Schreiner

as Chief Operating Officer

ANDOVER, Mass., September 18, 2019 (GLOBE NEWSWIRE) — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today announced that Mr. James A. Schreiner joined MKS on September 16, 2019 as Senior Vice President and Chief Operating Officer (COO). Mr. Schreiner joins MKS with over 30 years of operations, management and engineering experience. Mr. Schreiner succeeds Dr. John T.C. Lee as COO and will report to Dr. Lee, who is President of MKS and, as previously announced, will become Chief Executive Officer effective January 1, 2020.

Mr. Schreiner joins MKS from Emerson Electric, where he was most recently the Senior Vice President of Global Operations for the Measurement & Analytical Group of Automation Solutions. At Emerson Automation Solutions, he also held commercial leadership positions as the Vice President of North America and the Vice President of Europe, where he was responsible for Sales, Marketing and Distribution Operations for each of these regions. He began with Emerson Electric as Vice President, Global Operations for the Flow Group of Automation Solutions. Prior to Emerson Electric, Mr. Schreiner served in progressive leadership roles at Plexus Corporation, ILX Lightwave Corporation, Tetrapak and 3M Corporation.

Mr. Schreiner holds a B.S. in Electrical Engineering from Montana State University, Bozeman as well as an Executive MBA from the University of Colorado, Denver.

“I am pleased to have Jim join us as COO; we have an exciting future at MKS Instruments and proven leadership is key. His combination of commercial and operating experience, along with demonstrated leadership and technical skills, makes Jim the right person to lead the operating organization as we continue to execute on our strategy of delivering sustainable and profitable growth through operational excellence,” said Dr. John T.C. Lee, President. “It has been my privilege to have led operations for the past three years, and I look forward to working closely with Jim and the rest of our talented team to ensure a smooth transition in the coming months.”

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, monitor, deliver, analyze, power and control critical parameters of advanced manufacturing processes to improve process performance and productivity for our customers. Our products are derived from our core competencies in pressure measurement and control, flow measurement and control, gas and vapor delivery, gas composition analysis, residual gas analysis, leak detection, control technology, ozone generation and delivery, power, reactive gas generation, vacuum technology, lasers, photonics, sub-micron positioning, vibration control, optics and laser-based manufacturing solutions. We also provide services relating to the maintenance and repair of our products, installation services and training. Our primary served markets include the semiconductor, industrial technologies, life and health sciences, and research and defense. Additional information can be found at www.mksinst.com.

Company Contact:

Seth H. Bagshaw

Senior Vice President, Chief Financial Officer and Treasurer

Telephone: 978.645.5578

Investor Relations Contacts:

Monica Gould

The Blueshirt Group

Telephone: 212.871.3927

Email: monica@blueshirtgroup.com

Lindsay Grant Savarese

The Blueshirt Group

Telephone: 212.331.8417

Email: lindsay@blueshirtgroup.com